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                                                                    EXHIBIT 16.1



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC   20549

Dear Sirs/Madams:

We have read Item 4.01 of Mendocino Brewing Company's Form 8-K dated December 30, 2005. We agree with the statements made therein except we have no basis to agree or disagree as to discussions or recommendations by the Board of Directors or the Audit Committee, nor whether a successor registered public accounting firm has been appointed.

Very truly yours,

/s/ Moss Adams LLP

Santa Rosa, California